                                                                                        Exhibit 11.01






                                   The Travelers Inc. and Subsidiaries
                                    Computation of Earnings Per Share
                               (In millions, except for per share amounts)
                                                                     Year ended December 31,
                                                            -----------------------------------------

                                                             1993             1992           1991
                                                             ----             ----           ----
Earnings:
  Net Income                                                 $916            $728            $479
  Preferred dividends - series A                             (24)            (10)               -
  Preferred dividends - series B                              (4)               -               -
                                                              ---             ---            ----
  Income applicable to common stock                           888             718             479

  Interest expense related to 5 3/4% Convertible Subordinated
    Notes (retired in 1991), net of applicable income taxes     -               -               2
  Interest expense (through the date of conversion) related
    to 4 1/2% Eurodollar Convertible Subordinated Debentures,
    net of applicable income taxes                              -               1               4
  Dilution due to assumed exercise of options of subsidiary     -             (2)             (2)
                                                              ---             ---            ----
                                                             $888            $717            $483
                                                              ===             ===             ===

Average shares:
  Common                                                      229             215             212
  Common stock warrants                                         -               -               -
  Assumed conversion of 5 3/4% Convertible
     Subordinated Notes                                         -               -               2
  Assumed conversion of 4 1/2% Eurodollar Convertible
     Subordinated Debentures                                    -               1               4
  Assumed exercise of dilutive stock options                    5               4               5
  Incremental shares - Capital Accumulation Plan                4               3               4
                                                              ---             ---             ---
                                                              238             223             227
                                                              ===             ===             ===

  Earnings Per Share                                          $3.74           $3.22           $2.14
                                                               ====            ====            ====


  Earnings per common share are based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options, the incremental shares assumed issued under the Capital Accumulation Plan and the assumed conversion of the 4 1/2% Eurodollar Convertible Subordinated Debentures (through the date of their conversion) and the 5 3/4% Convertible Subordinated Notes. Fully diluted earnings per common share, assuming conversion of all outstanding convertible notes and debentures, the maximum dilutive effect of common stock equivalents and the 5.5% convertible preferred stock, have not been presented because the effects are not material. The fully diluted earnings per common share computation for the years ended December 31, 1993, 1992 and 1991 would entail adding the number of shares issuable on conversion of the other debentures (2.0, 4.1 and 6.0 million shares, respectively), the additional common stock equivalents (0.4, 1.1 and 3.8 million shares, respectively) and the assumed conversion of the 5.5% convertible preferred stock (1.4 million shares in 1993), to the number of shares included in the earnings per common share calculation (resulting in a total of 241.6, 228.0 and 236.3 million shares, respectively) and eliminating the after-tax interest expense related to the conversion of other debentures ($3.1, $7.0 and $8.3, respectively) and the elimination of the 5.5% convertible preferred stock dividends ($2.9 in 1993).